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EXHIBIT 4.13

THIS EMPLOYMENT AGREEMENT made as of this 10th day of January, 2002.

B E T W E E N:

          CAPITAL ENVIRONMENTAL RESOURCE INC., an Ontario corporation having its head office at 1005 Skyview Drive, Burlington, ON L7P 5B1 ("CAPITAL")

- AND -

          DAVID J. FEALS, an individual residing at 236 Gosport Road, Portsmouth, NH 03801
          (the "EMPLOYEE" or "MR. FEALS")

     WHEREAS, the Corporation desires to retain Mr. Feals as an employee;

     AND WHEREAS, Mr. Feals is desirous of being so retained;

     NOW THEREFORE IN CONSIDERATION of the Employee's employment by Capital, the mutual provisions contained herein, the compensation to be paid the Employee either in the form of salary, other compensation or increases therein and for good and valuable consideration more particularly set out herein, the parties agree with each other as follows:

1.   EMPLOYMENT

     A. Capital hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions of this Agreement. The Employee shall have the title of Chief Financial Officer and shall report to the Chief Executive Officer of Capital or his designee and shall perform such duties, assume such responsibilities and devote such time, attention and energy to the business of Capital and corporations affiliated with Capital (the "Affiliated Corporations") as Capital shall reasonably require.

2.   COMPENSATION

     For all services rendered by the Employee under this Agreement, Capital agrees to compensate the Employee during the term hereof, as follows:

     A. BASE SALARY. Employee's base salary shall be CDN $180,000 per annum payable on a periodic basis consistent with Capital's payroll procedures for executive employees. The Employee's base salary shall be reviewed at least annually and shall be increased as agreed by Capital and the Employee from time to time.

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     B.   OTHER COMPENSATION. The Employee shall be entitled to receive the following additional compensation:

              i. BONUS. For each of 2002 and 2003, Employee may receive an annual performance bonus in an amount to be determined at the discretion of the Chief Executive Officer.

             ii. BENEFITS. If eligible, Employee shall be covered under
                 Capital's executive benefit plan inclusive of the matching pension contribution to a maximum of five percent (5%) of base salary and such other benefits as may be authorized by the Board of Directors or Compensation Committee from time to time.

            iii. VACATION. Employee shall be granted four (4) weeks vacation in each fiscal year, to be taken at such times as mutually agreed between the Employee and Capital. Vacation may only be taken within the year of entitlement and may not be accumulated form year to year unless otherwise mutually agreed.

             iv. CAR.

                 (1) Capital shall provide the Employee with a leased vehicle (or equivalent car allowance) commensurate with his position;

                 (2) Capital shall be responsible for all costs incurred in the operation of such vehicle including fuel, maintenance, and insurance. Capital will compensate the Employee for any deemed taxable benefits for his personal use of such vehicle including taxable benefits relating to operating costs.

              v. STOCK OPTIONS. Effective upon the date of this Agreement and with a grant date of January 10, 2002, the Employee shall be granted 250,000 options to purchase stock in the capital of Capital, which shall vest upon the second anniversary of the grant date (the "Vesting Date"). The exercise price for each optioned share shall be the price per share as listed on Nasdaq at the close of business on January 10, 2002.

             vi. MOBILE TELEPHONE. Capital shall provide the Employee with a mobile telephone and pay all reasonable charges incurred by the Employee in connection with the use of such telephone or reimburse Employee for same.

     C. EXPENSES. Employee shall be reimbursed for all expenses reasonably and actually incurred in the performance of his duties, subject to submission of appropriate documentation in accordance with Capital's expense reimbursement policy in effect from time to time.

3.   TERM, TERMINATION

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     A.   The Employee shall be employed for a term of two (2) years ending
          December 31, 2003 (the "TERM").

     B.   Employee's employment hereunder shall terminate upon Employee's death.

     C. The Company may terminate Employee's employment hereunder upon Employee's becoming "Totally Disabled". For purposes of this Agreement, Employee shall be "Totally Disabled" if Employee is physically or mentally incapacitated so as to render Employee incapable of performing the usual and customary duties under this Agreement. Employee's receipt of disability benefits under the Company's long-term disability plan or receipt of other disability benefits shall be deemed conclusive evidence of being Totally Disabled for the purposes of this Agreement; provided, however, that in the absence of Employee's receipt of such long-term disability benefits or other disability benefits, the Company may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Employee is Totally Disabled.

     D. The Employee may be terminated at any time for Cause without notice or compensation in lieu thereof. For purposes of this Agreement, the term "Cause" shall mean any of the following: (A) conviction of a crime (including conviction on a guilty plea) involving an indictable offence or, in the good faith judgment of the Company, fraud, dishonesty, or moral turpitude; (B) deliberate and continual refusal to perform employment duties reasonably requested by the Company or an affiliate after five (5) days' written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (C) fraud or embezzlement or material conflict of interest, determined in accordance with the Company's normal, internal investigative procedures consistently applied in comparable circumstances; (D) gross misconduct or gross negligence in connection with the business of the Company or an affiliate which has substantial effect on the Company or the affiliate; or (E) breach of any of the covenants set forth in
          Section 4 hereof.

     E. Any determination of Cause under this Agreement shall be made by the Company after giving Employee a reasonable opportunity to be heard.

     F. Employee may terminate employment hereunder at any time after providing thirty (30) days' written notice to the Company

     G.   On termination, without Cause, Employee shall receive:

              i. by way of salary continuance of the Employee's base salary for the greater of the remaining Term at the time of termination of this Agreement or six (6) months (the "SEVERANCE PERIOD") Such severance shall be paid over the Severance Period in accordance with Capital's payroll procedures for executive employees;

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             ii. entitlement to the options granted under Section 2.B.v hereof vesting according to the preceding schedule regardless of whether Employee's employment shall terminate prior to the vesting of such options and shall remain exercisable for the full Term of the Option, as such terms are defined in the Employee Option Agreement between Capital and the Employee of even date; and

            iii. his Annual Bonus from previous year (pro-rated).

     H. For greater certainty should the agreement not be renewed for a further term, Employee shall receive (6) six months severance paid in accordance with the above.

     I. In the event that Employee's employment is terminated by reason of Employee's death, the Company shall pay the following amounts to Employee's beneficiary or estate:

              i. Any accrued but unpaid Base Salary for services rendered to the date of death, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of death, and a prorated annual incentive bonus.

             ii. Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 2.B.ii hereof as determined and paid in accordance with the terms of such plans, policies and arrangements.

     J. In the event that Employee's employment is terminated by reason of Employee being Totally Disabled as determined in accordance with
          Section 3.C, the Company shall pay the following amounts to Employee:

              i. Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination, and a prorated annual incentive bonus.

             ii. Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 2.B.ii hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

            iii. The Base Salary (at the rate in effect as of the date of
                 Employee's termination) which would have been payable to Employee if Employee had continued in active employment until the later of: (A) the period ending on the last day of the Term; or (B) the end of the six (6) month period beginning

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                 on the date of Employee's termination. Payment shall be made at the same time and in the same manner as such compensation would have been paid if Employee had remained in active employment until the end of such period. The Employee shall also be eligible for a bonus or incentive compensation payment to the extent bonuses are paid to similarly situated employees, pro-rated for the year in which the Employee is terminated, and paid when similarly situated employees are paid.

             iv. The Company completely at its expense will continue for
                 Employee and Employee's spouse and dependents, group health plans, programs or arrangements, in which Employee was entitled to participate at any time during the twelve-month period prior to the date of termination, until the earlier of: (A) last day of period during which Employee receives payment in accordance with clause iii above; (B) Employee's death (provided that benefits payable to Employee's beneficiaries shall not terminate upon Employee's death); or (C) with respect to any particular plan, program or arrangement, the date Employee becomes covered by a comparable benefit provided by a subsequent employer.

     K. Upon the effective date of termination or resignation, the Employee shall promptly deliver and return to Capital all the property, including, but not limited to, credit cards, customer lists, financial data, letters, notes, notebooks, reports, or copies of any of the above, any Confidential Information, as defined in Section 4.A.i.

4.   NON-COMPETITION AND NON-SOLICITATION COVENANTS

     A.   DEFINITIONS.

              i. "Confidential Information" includes information whether or not developed by the Employee and includes, but is not limited to:

                 (1) names and identities of former, existing, and prospective customers/clients of Capital not well known to the trade; all contacts at all such customers/clients whether or not such customers/clients are well known to the trade; Capital's customer lists; contents of Capital's proposals for sales, maintenance, service, license, and other contracts; contents of all such contracts with all former, existing and prospective customers/clients of Capital; Capital's costing and estimation procedures and formulae regarding proposals and other uses; information regarding Capital's sales, profit and loss, profit margin, production costs, overhead, and other bookkeeping and accounting information; all information regarding Capital's business development and marketing; names and identities of Capital's vendors and suppliers not well know to the trade; all contacts at all such vendors and suppliers whether or not such vendors and suppliers

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                      are well know to the trade; costs and contents of
                      proposals and actual contracts between Capital and all such vendors and suppliers;

                 (2) confidential information revealed to Capital by third parties and which Capital is obligated to keep confidential; and,

                 (3) any other information that may be considered by Capital as Capital's confidential information under applicable laws.

             ii. "Business" means the business that Capital is involved in being the operation of collection, transportation, storage, processing, recycling, reuse, handling and disposition of solid and liquid, non-hazardous waste materials.

            iii. "Severance Period" has the meaning ascribed thereto in Section
                 3.G of the Employment Agreement.

     B.   CONFIDENTIALITY AND NONDISCLOSURE.

              i. Employee acknowledges that during Employee's employment,
                 Employee has had and/or will have access to and has become and/or will or may become aware of Confidential Information. Employee agrees to hold in confidence all Confidential Information disclosed to Employee or developed by Employee in connection with Employee's employment, except:

                 (1) information which, at the time of disclosure, is in the public domain; or

                 (2) information which Employee can show was in Employee's possession prior to entering into this Agreement and which was not acquired, directly or indirectly, from Capital.

             ii. Employee will not, without the written permission of Capital, use or disclose the Confidential Information which Employee is obligated under this Agreement to maintain in confidence for any reason other than to enable Employee to properly and completely perform Employee's employment.

            iii. For purposes of this provision, Confidential Information shall not include information already in the public domain other than as a result of a breach of this Agreement by the Employee. If disclosure is required pursuant to an order of a court or other tribunal having jurisdiction and the Employee, having consulted with and received an opinion of his counsel, is compelled to release such information, the Employee shall not be in breach of this provision in complying with such order. In such circumstances, the Employee agrees to limit such disclosure to that information specifically required by the court or other tribunal having jurisdiction and agrees prior to

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                 such disclosure to provide the Corporation with notice thereof immediately following receipt by the Employee of such order.

             iv. Employee will not reproduce or make copies of the Confidential
                 Information or Employee's output, except as required in the performance of Employee's employment. Upon termination of Employee's employment for any reason whatsoever, Employee will promptly deliver to Capital all research, correspondence, data, formulae, records, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals, documents (collectively, "Documents") concerning Capital's customers/clients, Documents concerning products, and all other Documents, writings, and materials used by Employee or in the possession or control of Employee which were used by Employee during Employee's employment with Capital. Employee understands that all such Documents, whether developed by Employee or others, are and will remain the property of Capital.

              v. Except as may be required by Employee's employment, Employee will not, during or at any time subsequent to Employee's employment, unless Capital has given prior written consent, disclose or use the Confidential Information or engage in or refrain from any action, where such action or inaction may result (1) in the unauthorized disclosure of any or all such Confidential Information to any person or entity, or (2) in the infringement of any or all such rights in the Confidential Information.

             vi. Employee will immediately notify Capital of any information which comes to Employee's attention which does or might indicate that there has been any loss of confidentiality of such Confidential Information or breach of such rights in the Confidential Information.

            vii. Employee agrees that during Employee's employment with Capital,
                 Employee will not breach any obligation of confidentiality that Employee may have to others.

           viii. Employee represents that Employee's performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to employment by Capital. Employee warrants that Employee has entered into no agreement, either written or oral, which conflicts with this Agreement, and moreover, that Employee will not enter into any such Agreement.

     C.   FORMER EMPLOYER CONFIDENTIAL INFORMATION.

          Employee's understands that as part of the consideration for Capital's offer of employment and Employee's continued employment hereunder, that Employee has

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          represented that Employee has not brought and will not bring and
          Employee has not brought and will not bring into Capital or use in the performance of Employee's responsibilities at Capital any equipment, supplies, trade secrets, confidential information or otherwise of any former employer which are not generally available to the public, unless Employee has first obtained written authorization for its possession and use.

     D.   NON-COMPETITION AND NON-SOLICITATION.

              i. Employee will not, during Employee's employment and after the termination of Employee's employment for any reason whatsoever, directly or indirectly:

                 (1) solicit the trade or patronage of any of the customers/clients or prospective customer/clients of Capital, with respect to any of the services, products, Confidential Information, or other matters of Capital; and,

                 (2) Employee will not, during Employee's employment and within a 75 km radius of any location where Capital or any of its affiliates carries on the Business, where the Employee has assumed responsibilities during the course of the last year of his employment: (i) in the event that the Employee's employment is terminated (other than for just cause by Capital), for a period equivalent to the Severance Period; and (ii) in the event that the Employee resigns his employment or is terminated for just cause, for a period of one (1) year from the date of such resignation/termination (the "TERMINATION PERIOD"), directly or indirectly:

             ii. solicit the trade or patronage of any of the customers/clients or prospective customer/clients of Capital, with respect to any of the services, products, Confidential Information, or other matters of Capital; and,

            iii. found, work for, consult for, or assist in any way, whether in a paid or unpaid capacity, any individual, partnership, company, employer, business, research facility, or other entity which competes with the Business of Capital.

             iv. The restrictions set out in Section 4.D will apply during the
                 Employee's employment and for either the Severance Period or the Termination Period, whichever is applicable.

              v. Employee agrees that during Employee's employment and for either the Severance Period or the Termination Period, whichever is applicable, Employee will not solicit or in any manner encourage any employee of Capital to leave Capital's employ.

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     E.   INJUNCTIVE RELIEF AND PROOF.

              i. Employee acknowledges and agrees that Capital has a material interest in preserving the relationship it has developed with its clients/customers against impairment by competitive activities of a former employee and in protecting the Confidential Information from use and dissemination. Accordingly, Employee agrees that the restrictions, agreements, representations, and warranties, contained in this Agreement are of the essence to this Agreement and constitute a material inducement to Capital to employ Employee, and that Capital would not employ Employee absent such an inducement. Furthermore, the existence of any claim or cause of action by Employee against Capital whether predicated on this Agreement or otherwise, will not constitute a defence to the enforcement by Capital of the restrictions, agreements, representations, and warranties contained in this Agreement, provided, however, that if any provision will be held to be illegal, invalid or unenforceable in any jurisdiction, the decision will not affect any other agreement or provision of this Agreement or the application or any other agreement or provision.

             ii. Employee acknowledges and agrees that a breach of any
                 agreement, restriction, representation or warranty contained in this Agreement would cause Capital irreparable harm not compensable by damages alone. As such Employee acknowledges and agrees that if Employee breaches any of the agreements contained in this Agreement, Capital has the right to temporary and permanent injunctive relief in addition to any other appropriate relief granted by a court of competent jurisdiction to restrain any breach of such agreements by Employee, without the burden of proving actual damage to Capital by reason of any such breach and without having to post security in respect of an application for such relief. Employee acknowledges and agrees that restricting the remedies of Capital to an action for damages would not be sufficient to protect Capital in the circumstances of any such breach. In the event of any such breach, Employee agrees that Capital will be entitled to recover its legal costs of any application to a court of competent jurisdiction to remedy any such breach.

5.   SEVERABLE PROVISIONS

     In case of any one (1) or more of the provisions or parts thereof contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect (i) such invalidity, illegality or unenforceability shall not affect any other provisions or parts thereof of this Agreement, and (ii) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provisions or any other provision of this Agreement.

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6.   ENTIRE AGREEMENT

     The Employee acknowledges receipt of a copy of this Agreement (together with any attachments hereto), which has been executed in duplicate and agrees that it is the entire Agreement with Capital and supersedes any and all previous oral or written agreements or representations respecting or relating in any way to the Employee's employment including but not limited to its terms and conditions. It is further agreed that this Agreement can only be amended by an agreement in writing signed by both the Employee and an officer of Capital provided that this shall not preclude Capital or Affiliated Corporations from granting an increase in salary or an enhancement of benefits. For greater certainty, any oral or written representations, understanding or agreements with Capital or Affiliated Corporations, any of their officers or representatives in any way relating to the Employee's employment including but not limited to its terms and conditions are hereby declared to be void, of no effect and are superseded by the provisions of this Agreement. The Employee further acknowledges and agrees that neither Capital nor Affiliated Corporations is in any way responsible or liable for any such oral or written representations, understandings or agreements.

7.   GOVERNING LAW

     This Agreement shall be construed in accordance with and governed for all purposes by the laws of the Province of Ontario subject to the mandatory application of the statutes of any province other than Ontario where the Employee is employed in such other province and the laws of Canada applicable therein.

8.   ASSIGNMENT

     The Employee acknowledges that Capital or any of its Affiliated Corporations may assign this Agreement amongst themselves, to any corporation with which they are merged or amalgamated, or to any third party acquiring all or part of any of the businesses of Capital or any of its Affiliated Corporations.

9.   OPPORTUNITY TO SEEK INDEPENDENT ADVICE

     The Employee recognizes that this Agreement is an important document that affects his legal rights. For this reason, Employee may wish to seek independent legal advice before accepting the terms stated herein. The Employee acknowledges that he has had an opportunity to seek such independent legal advice. The Employee acknowledges that he has read and understands the provisions contained herein and acknowledges receipt of a copy of this Agreement.

                             SIGNATORY PAGE FOLLOWS

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date set forth above.


CAPITAL ENVIRONMENTAL RESOURCE INC.


By:    /s/ Thomas E. Durkin, III
    ---------------------------------------
       Thomas E. Durkin, III
       Secretary and General Counsel


/s/ David J. Feals
-------------------------------------------
DAVID J. FEALS


-------------------------------------------
WITNESS